Exhibit 99.1

Reviv3 Procare Delivers Record First Quarter Fiscal 2023 Financial Results

●	Generated record first quarter revenues of $4.2 million, up 405% year-over-year.

●	Gross profit increased to $3.3 million compared to $0.47 million for the same comparable period.

●	Total net increase in cash of over $1.8 million.

●	Net income before provisions for income tax of $0.25 million compared to a loss of $0.016 million in the prior year quarter.

LOS ANGELES, Oct. 12, 2022 (GLOBE NEWSWIRE) -- Reviv3 Procare Company (OTCQB: RVIV), an emerging global e-commerce brand in hair care products industry and hearing protection and enhancement products, today announced its financial and operational results for first quarter of fiscal year 2023.

First Quarter Fiscal 2023 Financial Summary

Revenues for the three months ended August 31, 2022 and 2021 were $4,237,358 and $839,272, respectively representing a 405% increase for the comparable period. The increase was primarily as a result of the acquisition of the hearing protection and enhancement business, pursuant to the asset purchase agreement, which was completed during June 2022.

Cost of sales for the first quarter was $954,704 compared to $363,896 in the prior year quarter. Cost of sales as a percentage of sales was 23% compared to 43% year over year primarily due to improved profit margins resulting from sale of the hearing protection and enhancement products.

Gross profit for the first quarter was $3,282,654 compared to $475,376 in the prior year quarter. Gross profit as a percentage of sales was 77% compared to 57% for the same comparable period in fiscal 2022 primarily attributable to the improved margins for the hearing protection and enhancement products.

Net cash flows provided by operating activities for the first quarter was $807,633.

As a result of the above, we reported income of $250,280 before provisions for income taxes compared to loss of $16,039 before provision for income taxes for the comparable three months in the prior year.

Management Commentary

“Our entire team delivered outstanding results in the first quarter of fiscal 2023, including record revenues, gross profit and net income despite persistent supply chain constraints and raw material challenges.” commented Chairman and Chief Executive Officer Jeff Toghraie.

“The impact of our recent AXIL asset acquisition has been immediate and exceeding expectations. Our existing and anticipated new AXIL product offerings will play a critical role in advancing our revenue and profitability objectives for fiscal 2023. For our second quarter, as we continue to improve our business fundamentals, we remain optimistic and expect revenues to exceed $4,600,000.”

Wes Harris, founder of AXIL and Reviv3’s Director of Innovation noted “Our recent performance and future plans are possible because of the talented and relentless work of our teams. As we continue to deliver AXIL’s best-in-class product portfolio to our growing customer base, we look forward to introducing unique and superior innovations in existing and new markets. We believe the combination of our current product demand and new product offerings provides a tremendous runway for growth and will deliver significant value to our customers and shareholders.”

About Reviv3 Procare Company

Reviv3 Procare Company (OTCQB: RVIV) is an emerging global e-commerce consumer products company. The Company is a direct-to-consumer marketer of premium hair and skincare products under its in-house Reviv3 Procare brand and hearing enhancement and protection products, including ear plugs, ear muffs and ear buds, under the brand AXIL - selling products in the United States, Canada, the European Union and throughout Asia. To learn more, please visit the Company’s website at www.reviv3.com and, for the AXIL brand, visit www.goaxil.com.

Forward-Looking Statements

This press release contains a number of forward-looking statements within the meaning of the federal securities laws. The use of words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “should,” “could,” “would,” “guidance,” “outlook,” “confident that” and “believes,” among others, generally identify forward-looking statements.

These forward-looking statements are based on currently available information, and management’s beliefs, projections, and current expectations, and are subject to a number of significant risks and uncertainties, many of which are beyond management’s control and may cause Reviv3’s results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things: (i) Reviv3’s ability to grow net sales as anticipated and perform in accordance with guidance; (ii) our ability to generate sufficient revenue to support Reviv3’s operations and to raise additional funds or obtain other forms of financing as needed on acceptable terms, or at all; (iii) potential difficulties or delays Reviv3 may experience in implementing its cost savings and efficiency initiatives, including integrating the AXIL brand; (iv) Reviv3’s ability to compete effectively with other hair and skincare companies and hearing enhancement and protection companies; (v) the concentration of Reviv3’s customers, potentially increasing the negative impact to Reviv3 by changing purchasing or selling patterns; (vi) changes in laws or regulations in the United States and/or in other major markets, such as China, in which Reviv3 operates, including, without limitation, with respect to taxes, tariffs, trade policies or product safety, which may increase Reviv3’s product costs and other costs of doing business, and reduce Reviv3’s earnings; and (vi) the impact of unstable market and general economic conditions on Reviv3’s business, financial condition and stock price, including inflationary cost pressures, decreased discretionary consumer spending, supply chain disruptions and constraints, labor shortages, ongoing economic disruption, including the effects of the Ukraine-Russia conflict and ongoing impact of COVID-19, and other downturns in the business cycle or the economy. There can be no assurance as to any of these matters, and potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s filings with the U.S. Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Except as required by law, Reviv3 does not assume any obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

The preliminary selected financial results for the quarter ending November 30, 2022 in this press release are preliminary, are not a comprehensive statement of financial results for such quarter, and are provided prior to completion of all internal and external review and audit procedures and, therefore, are subject to adjustment. Actual results may vary from these estimates, and the variations may be material. Among the factors that could cause or contribute to material differences between the Company’s actual results and expectations indicated by the forward-looking statements are risks and uncertainties that include, but are not limited to: changes to the Company’s financial results for the quarter ending November 30, 2022 due to the completion of financial closing procedures, final adjustments and other developments that may arise between now and the time that the Company’s financial statements for the quarter are finalized and publicly released and other risks and uncertainties described above and in the Company’s filings with the Securities and Exchange Commission.

Media Relations:

Reviv3 PR Team

Tel: 888-638-8883

Email: pr@reviv3.com

www.reviv3.com

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